Exhibit (6)(i)

Schedule A

(updated 05/28/2019)

Funds(s)

Amplify Online Retail ETF (IBUY)

Amplify YieldShares CWP Dividend & Option Income ETF (DIVO)

Amplify EASI Tactical Growth Index ETF (EASI)

Amplify International Online Retail ETF (XBUY)

Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF (LEND)

Amplify High Income ETF (YYY)